Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT for independent Consultant consulting services (the “Agreement”) is made and entered into as of April 1, 2017, by and between Ominto, Inc., (the “Company”) and Gregory Newell (the “Consultant”).

1.                  Consulting Services. Consultant shall provide Company with the services described on Exhibit A (the “Services”), as well as other services as may be requested from time to time by Company.

2.                  Independent Consultant Relationship. All services rendered hereunder by Consultant shall be rendered as an independent consultant. Any persons employed by Consultant shall be deemed conclusively as employees of Consultant, and they shall at all times be under Consultant’s direction and control. Consultant shall have the full power, authority, and discretion to select the means, manner, and method of performing the services hereunder without detail, control or direction from Company or its officers or directors. Neither Consultant nor any individuals employed by Consultant shall be considered employees of Company for any purposes and they shall not be entitled to participate in any employee benefit plans sponsored or maintained by Company.

3.                  Term. The term of this Agreement shall commence on April 1, 2017, (the “Effective Date”) and continue through September 30, 2017, unless this Agreement is terminated earlier by either party pursuant to Section 4 of this Agreement (the “Term”).

4.                  Termination by Notice. This Agreement is terminable at any time by either party upon written notice to the other party. For purposes of this Agreement, email notification shall be deemed to be written notice.

5.                  Conflict of Interest. During the Term, the Consultant shall disclose in writing to Company any actual or potential conflict that Consultant may have in performing the Services hereunder.

6.                  Payment. In consideration of Services, the Consultant will be paid Nine Thousand Five Hundred United States Dollars (USD 9,500) per month (the “Consulting Fee”). The Consultant shall not receive any additional benefits or compensation for Services, except for the reimbursement of expenses, as is more fully described below in Section 7.

7.                  Expenses. All normal and customary business expenses incurred by Consultant under this Agreement shall be paid by Consultant and reimbursed by Company in accordance with Company’s standard expense reimbursement policy.

8.                  Consultant Responsible for Taxes. The Consultant accepts exclusive liability for the payment of all taxes due on any amounts paid under this Agreement.

9.                  Indemnification. The Company shall indemnify, defend, and hold harmless the Consultant from any claims or liabilities (including costs and attorney’s fees) arising out of or in connection with the Consulting Services hereunder.

10.              Confidential Information. Consultant agrees that he shall not use any Confidential Information, as defined below, other than in connection with his duties hereunder or as set forth in any confidentiality agreement between Consultant and Company. “Confidential Information” shall mean any Company proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Consultant by Company, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by Consultant), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Board of Directors of the Company to be Confidential Information.

11.              Assignment of Work Product; Title. The Consultant hereby assigns to Company the entire right, title and interest for the entire world in and to all work performed, writings, formulas, designs, models, drawings, photographs, design inventions, other inventions and any information (the “Work Product”) developed, made, conceived or reduced to practice or authorized by the Consultant, either solely or jointly with others, during the performance of services relating to Company and pursuant to this Agreement or with use of Confidential Information, materials or facilities of Company received or used by the Consultant during the period in which the Consultant is retained by Company (or any successor) under this Agreement. The Consultant hereby agrees to: (i) promptly disclose to Company all Work Product made, conceived, reduced to practice or authored by the Consultant in the course of the performance of this Agreement; and (ii) sign, execute and acknowledge any and all documents, and to perform such acts, as may be necessary, useful or convenient for the purpose of securing to Company or its nominees, patent, trademark, or copyright protection throughout the world upon all Work Product. All Work Product, and all products purchased by the Consultant pursuant to this Agreement and paid for by Company, shall be the exclusive property of Company and shall be delivered to Company upon termination of this Agreement.

12.              Non-Solicitation. Consultant agrees that during the Term and for six months thereafter, Consultant will not encourage or solicit any employee or consultant of Company to leave Company for any reason.

13.              Arbitration, Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of Florida, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida without regard to principles of conflict of laws. In the event of a dispute, the parties agree to binding arbitration in the county of Palm Beach, Florida under the Rules of Comprehensive Arbitration before the Judicial Arbitration and Mediation Service (“JAMS”) located in Boca Raton, Florida. The prevailing party shall be entitled to recover reasonable attorney fees and costs.

14.              Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

15.              Advice of Counsel. In entering into this Agreement, the parties recognize that this Agreement is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of its choice.

16.              Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding between the parties covering the Services , is intended by the parties as a complete and exclusive statement of the terms of their agreement, and supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning Services. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated document. This Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

17.              No Assignment. Consultant shall not assign, either in whole or in part, any of Consultant’s duties or responsibilities hereunder without the written consent of Company and any attempt of assignment, transfer, or delegation without such consent shall be void.

18.              Written Reports. The Consultant, when directed, shall provide written reports with respect to the Services rendered hereunder.

19.              Headings. Headings are used only for ease of reference and are not controlling.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

OMINTO, INC.

By	/s/ Raoul Quijada
Name:	Raoul Quijada
Its:	Chief Financial Officer

Notice Address:

OMINTO, INC.
1515 S. Federal Highway, Suite 307
Boca Raton, Florida 33432
561-362-2393

Email: RQuijada@ominto.com

CONSULTANT

By	/s/ Gregory Newell
Name:	Gregory Newell, individually

Email

Exhibit A

SERVICES

Advise and assist Ominto, Inc. with the expansion of international operations and the planning of Ominto’s proposed expansion into new markets with a focus on countries such as Japan, South Korea, and the People’s Republic of China